Exhibit (n)(1)

MANAGED MUNICIPAL FUND, INC.

Multiclass (Rule 18f-3) Plan

 As Amended and Restated August 24, 2010

This Plan (the “Plan”) is adopted by Managed Municipal Fund, Inc. (the “Company”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) in order to document the separate arrangements and expense allocations, and the related exchange privileges, of each class of shares of beneficial interest identified in Appendix A (each a “Class”, collectively the “Classes”) of the series of the Company known as “ISI Managed Municipal Fund” (the “Fund”).

Section 1.  Class Designations

(A)   The types of Classes of the Fund are: “A Shares” and “I Shares.” Each Class has a different arrangement for shareholder services or distribution or both; as follows:

(1)           A Shares.  Are offered with a sales charge and are subject to a distribution plan adopted in accordance with Rule 12b-1 under the Act.  The minimum initial investment is $5,000 except the minimum investment is $1,000 for an Individual Retirement Account, qualified retirement plan or within a wrap-fee account managed by a securities dealer or fund servicing agent. The minimum subsequent investment for A Shares is $250.

(2)           I Shares. Are offered primarily to institutions, such as pension and profit sharing plans, employee benefit trusts, endowments, foundations, and corporations. I Shares also may be offered through certain broker-dealers and financial institutions that have entered into appropriate arrangements with the Fund. These arrangements are generally limited to discretionary managed, asset allocation, eligible retirement plan or wrap products offered by broker-dealers and financial institutions. Shareholders participating in these programs may be charged fees by their broker-dealer or financial institution.

Present or former officers, directors and employees (and their eligible family members) of the Fund, the Advisor, its affiliates and retirement plans established for the benefit of such individuals, are also permitted to purchase Class I shares of the Fund.

The minimum initial investment for I Shares is $100,000. The minimum initial investment may be waived or reduced for certain financial intermediaries that have entered into appropriate arrangements with the Fund or otherwise by the Fund in its discretion. At the Adviser’s or the Fund’s discretion, certain related accounts may be aggregated for purposes of meeting the minimum initial investment requirement or the minimums may be waived. The minimum subsequent investment for I Shares is $250.

Section 2. Voting

Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to the Class’ arrangement for shareholder services or distribution and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.

Section 3.  Class Expense Allocations

(a)	Distribution Expenses. All expenses incurred under a Class’s distribution plan adopted in accordance with Rule 12b-1 under the Act shall be allocated to that Class.

(b)	Shareholder Service Expenses. All expenses incurred under a Class’s shareholder service plan shall be allocated to that Class.

(C)           Other Class Expenses.  The following expenses, which are incurred by Classes in different amounts or reflect differences in the amount or kind of services that different Classes receive (collectively with expenses under Sections 3(a) and 3(b), “Class Expenses”), shall be allocated to the Class that incurred the expenses to the extent practicable:

(i)	Administration and transfer agent fees and expenses;
(ii)	Litigation, legal and audit fees;
(iii)	State and foreign securities registration or other filing fees;
(iv)	Shareholder report expenses;
(v)	Trustee fees and expenses;
(vi)	Preparation, printing and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;
(vii)	Expenses incurred in connection with shareholder meetings; and
(viii)
Subject to approval by the Board of Directors, such other fees and expenses as the Fund’s administrator, currently State Street Bank and Trust Company (“State Street”), deems to be allocable to specified Classes pursuant to Rule 18f-3.

                (d)          Class Expense Allocations. Class Expenses are to be borne solely by the Class to which they relate.  Item (i) of Section 3(c) in its entirety is incurred by the Fund on a Class by Class basis and, accordingly, is wholly allocated to specific Classes.  All fees of a Fund’s investment advisor and custodian and all portfolio based fees of the Fund’s fund accountant are incurred by the Fund and not the individual Classes of the Fund.  All other items in Section 3(c) are allocated to a specific Class to the extent they are attributable to the Classes in different amounts.

Section 4. Other Allocations and Waivers/Reimbursements

(a)
Expenses Applicable to More than One Fund. Expenses (other than Class Expenses) incurred by the Company on behalf of the Fund shall be allocated to the Fund, and such expenses shall be allocated to each Class in proportion to their relative net assets.

(b)
Settled Shares Method.  Income, realized and unrealized capital gains and losses and expenses other than Class Expenses related to the Fund shall be allocated to each Class of the Fund based on the net asset value of the Class (excluding the value of subscriptions receivable) in relation to the net asset value of the Fund.

(c)
 Waivers and Reimbursements. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by the Fund or Class to that person or to reimburse any or all expenses of the Fund or Class; provided, however, that no waiver or reimbursement shall be made such that the waiver or reimbursement is, in effect, a de facto modification of the fees provided for in the Fund’s advisory or custody agreements.

Section 5. Exchange Privileges

Shareholders of A Shares may exchange their shares for shares of the same Class or of any other Fund listed in Appendix A in accordance with Section 11(a) of the Act, the rules thereunder and the requirements of the applicable prospectuses without charge.

Section 6.  Amendments and Board Review

(a)	Non-Material Amendments. Non-material amendments to this Plan may be made at any time by the Directors of the Company after consultation with the Fund’s investment adviser.

(b)           Material Amendments. Material amendments to this Plan may only be made by a majority of the Directors of the Company, including a majority of the Directors who are not interested persons of the Company as defined by the Act, upon a finding that the amendment is in the best interests of the Classes affected by the amendment and of the Fund and the Company.  Prior to any material amendment to this Plan, the Board of Directors of the Company (the “Board”) shall request such information as may be reasonably necessary to evaluate the Plan as proposed to be amended.

(c)            Board Review. The Board, including a majority of those Directors whoxpenses (other than Class Expenses) incurred by the Company on behalf of the Fund shall be allocated to the Fund, and such expenses shall be allocated to each Class in proportion to their relative net assets.
are not interested persons of the Company as defined in the Act, shall review periodically (i) this Plan for its continuing appropriateness and (ii) any fee waivers and expense reimbursements to determine that the Funds are in compliance with Section 4(c).

MANAGED MUNICIPAL FUND, INC.
MULTICLASS (RULE 18f-3) PLAN
Appendix A:

Funds and Exchange Privileges
August 24, 2010

Class	Fund	Exchange Privileges (a)
A Shares	ISI Managed Municipal Fund
A Shares of any series of any other ISI Fund (as defined below) or any series of an ISI Fund that does not offer shares in separate classes.

For purposes hereof, the ISI Funds are: Total Return U.S. Treasury Fund, Managed Municipal Fund, North American Government Bond Fund, ISI Strategy Fund, and any other series of an open-end investment company with respect to which International Strategy & Investment Inc. acts as adviser

I Shares	ISI Managed Municipal Fund	None.